Exhibit 11.1
CODE OF CONDUCT

2 Code of Conduct Hi, employees and partners! Vitru Educação, which operates un-der the UNIASSELVI and UniCesu-mar brands, has become one of the largest educational groups in Brazil, a leader in digital education in the country and a national reference of in-person teaching and in the Medi-cal area, reasons that have brought us recognition in the national and in-ternational markets. Thinking about the visibility we have gained and with the purpose of rein-forcing our commitment to ethics and integrity in our business, we have updated this code seeking alig-nment with the constant changes in society and the business environ-ment in which we operate. In this code, we reinforce the main guidelines for our acting, based on our values and mission - which is to democratize access to education in Brazil through a digital ecosystem and enable each student to create his or her own success story - con-templating the expectations of con-duct from our employees and bu-Pedro Graça Vitru CO-CEO William Matos Vitru CO-CEO Message from the Co-CEOs siness partners (centers, suppliers and service providers). In this document, you will find good practice guidelines that will help you in your daily decision-making, in your relationship with co-workers and students and in the best con-duct so that we can continue to bui-ld, together, a healthy corporate en-vironment for everyone. The integrity of our brands is the responsibility of every person who helps us to build it. You are part of Vitru Educação. We count on your commitment.

Summary 4 Purpose of the Code 6 Guiding Principles 9 Responsibilities Towards Individuals and Vitru Respect for Individuals Relationship with our Students Moral Harassment Sexual Harassment Alcohol, Drugs and Weapons Freedom of Membership Protecting our Image Conflicts of Interest Gifts, Meals and Entertainment Kinship and Affective Relationships Between Employees Facilities and Physical Resources Intellectual Property Personal Identification Safety at Work Information Security 23 Responsibilities Towards the Market and our Sha-reholders Relationship with Competitors and the Market Privileged and Confidential Information Disclosure of Information 27 Responsibilities Towards Society Labor Practices Compliance With Laws, Rules And Regulations Bribery and Anti-Corruption Relationship with the Public Administra-tion Money Laundering And Terrorism Financing Relationship with the Environment 31 Applying the Code Ethics Channel Investigation of Reports and Application of Administrative and Disciplinary Measu-res 34 Exemptions and Reviews Final Provisions

1 Purpose of the Code

5 Code of Conduct This Code was adopted by Vitru’s Board of Directors, also applying to the con-trolled Companies and Institutions, and summarizes the standards that guide our daily actions. Although the guideli-nes contained herein encompass a wide range of specific practices and proce-dures, the standards of guidance pre-sented herein are not exhaustive and certainly do not cover all cases in which ethical decisions should be made. Thus, the purpose of this Code is to establish guiding principles that represent Vitru Educação’s way of acting and policies. The essential purpose of this document is to raise the awareness of every indi-vidual, whether director, employee, su-pplier or partner of our Institutions, of their duty to remain vigilant in promo-ting and maintaining a culture of inte-grity and responsibility in the business environment in which we operate. Our commitment to ethical conduct should be reflected in all activities, including, but not limited to, our relationships with employees, customers, suppliers, com-petitors, government, shareholders and society in general. Vitru’s reputation is our greatest asset and we rely on proper maintenance of business ethics to keep it that way. Failure to comply with this Code may result in the application of administrative and disciplinary measu-res provided for in internal regulations and applicable legislation, and may even lead to termination of the employment contract or commercial partnership.

2 Guiding Principles

7 Code of Conduct This Code should be considered in all working relationships, whether internally or externally, and at all hierarchical levels at Vitru and our partners. Despite the effort, it wou-ld be impossible for this document to contemplate, as well as to esta-blish a way of acting, for all the cir-cumstances or dilemmas that peo-ple may face. Therefore, we seek to present the main subjects of ethi-cal issues in the business environ-ment, the responsibilities of each individual and the fundamental and specific principles that should guide actions in these cases. The guiding principles, as the name suggests, form the foundation of our responsibilities, and should be seen as a premise in any case invol-ving the Vitru Group’s employees and partners. The guiding princi-ples are as follows: 1 2 3 Making ethical decisions in such a dynamic environment is not always trivial. Dilemmas can arise suddenly and the right decision to be made is not always obvious. Therefore, being familiar with the contents of this Code is essential. Vitru has other documents, sometimes more detailed and specific than this Code, which must always be consulted when relevant, such as current legislation, contractual clauses, internal policies, applicable regulations and others. Some self-questions can help you get to the best course of action when you are in an ethical dilemma: • Does this potentially violate any law, regulation, policy, guideline or contract? • Does this look right? May it seem inappropriate? • Do I have the competence and/or autonomy to make this decision? • Wouldn’t it be prudent to share or seek guidance from my manager or other areas? • Would this harm Vitru if disclosed by the press? • Would I feel comfortable explaining this to my family or co-workers?

8 Code of Conduct 4 6 5 In doubtful cases, consult your manager, a representative of People & Culture, Compliance, Legal or Internal Audit. Leaders have additional responsibilities, which are essential for incorporating the spirit of this Code into Vitru’s daily activities: You should not dismiss the existence of a potential problem because you believe that: “I’m not involved in this case,” “everyone does it,” “no one will know” or some similar thought. Throughout this Code, you will find specific guiding principles that reflect the responsibilities of each individual in relation to what Vitru Group expects of its employees and partners in the specific cases below: RESPONSIBILITIES TOWARDS INDIVIDUALS AND VITRU RESPONSIBILITIES TOWARDS THE MARKET AND OUR SHAREHOLDERS RESPONSIBILITIES TOWARDS SOCIETY • Lead by example, maintaining and upholding the highest standards of conduct; • Maintain an atmosphere that encourages transparent, honest and two-way communication; • Ensure adequate measures for the understanding of and adherence to the Code by the employees; • Never encourage or direct the achievement of results in breach of laws and the Code; • Seek help, where necessary, to answer questions about laws and the Code; • Promptly perform corrective actions when misconduct is observed; • Ensure that reports received directly by management or potential misconduct identified in daily activities are properly addressed by the Company, involving People & Culture, Compliance, Legal or Internal Audit, depending on their nature.

3 Responsibilities Towards Individuals and Vitru

10 Code of Conduct Respect for Individuals We have in our DNA the commit-ment to ethics and the respect for our audience, whether students, em-ployees, business partners or the ge-neral public. Therefore, we seek to promote a transparent, ethical, plea-sant, stimulating environment, free from any and all types of discrimina-tion and that fosters diversity, creati-vity and productivity. For us, each individual has unique know-ledges and perspectives, which makes us believe in the individual potential of our employees and partners, valuing the diversity of origins, abilities, orien-tations and opinions. We do not allow any decision to be made, to the benefit or detriment, of factors such as color, gender, political conviction, religion, education, financial condition, age, origin, sexual orientation, gender identity, marital status, language, physical/mental di-sabilities or limitations. This posture is a reflection of the values defended by Vitru, based on respect and justice, free from abusive, illegal, im-moral, disrespectful, prejudiced or discriminatory attitudes. Relationship with our Students We are pleased to educate and contribu-te to the growth of our students, so we conduct this relationship in a loyal and ethical way, fulfilling what we promise and serving them with respect, courtesy and promptness. In addition, we have an obligation to ensure that this au-dience has quick and clear access to the Institution’s information. The informa-tion presented to students, whether in dialogs, advertisements or contracts, is transparent and should not lead to error. We have specific channels aimed at the interaction and assistance of stu-dents, however, the focus and care for the student should be among the points of attention of all employees and partners. We are committed to legally pro-cess the personal and confiden-tial data of our students, to whi-ch we have access as a result of our educational services.

11 Code of Conduct We cannot take advantage of our po-sitions at Vitru, at our Institutions or at any of our partners to treat stu-dents with whom we are related or friends in a different way. We prohibit the granting of gratuities, payments, commissions, scholarships, charge-backs or any other types of advanta-ges to students or candidates other than those applicable to the general public. When we talk about our academic environments, it is important to reinforce that all employees, ours or those of partners, regardless of their position, have a significant in-fluence on our students. Therefore, our interactions with this audien-ce should always be based on res-pect, trust and authority. We fight against approaches and advances of an intimate or sexual nature di-rected at students, inside or outsi-de the academic environment, in-cluding those carried out through virtual environments. Relationship with our Employees We fully believe that our mission and values have brought us this far and that our employees are true prota-gonists of this journey. We encoura-ge a relationship of respect, trans-parency and ethics among the group of people that make part of Vitru. We take pleasure in teaching and contributing to the growth of each individual, so we encourage self- -development and training actions that contribute to the improvement and development of our employees’ skills. Believing in meritocracy and delivering results, we wish and help our employees to build success-ful careers. We value dialogue and actions of interaction between the teams that form Vitru.

12 Code of Conduct Respect should be the foundation of our relationships, being present in all our interactions. We repudiate any type of harassment, inside and outside the Company’s and our partners’ environments. Moral harassment is characterized by the individual’s exposure to humiliating and embarrassing situations to the point of affecting the individual’s emotional balance, self-esteem or safety. It is important to emphasize that moral harassment does not result from an isolated fact, but is characterized by repetition of behavior over time. It is not exclusive among employees at hierarchically subordinate levels, but may also occur among peers and colleagues. Regardless of the characterization or not of moral ha-rassment, we do not tolerate any kind of abuse of power, intimidation, discrimination, threats, raising of voice, hostility, exposure to embarrassing situations, reprimands beyond the common tone or in public, dis-qualification or isolation. Moral Harassment

13 Code of Conduct In addition to a violation of human rights, sexual harassment is a crime provided for in article 216-A of the Brazilian Criminal Code and predomi-nantly happens when the aggressors, taking advantage of their superior hierarchical and not necessarily di-rect status, embarrass a victim with the intention to get sexual favors. This embarrassment is independent of physical contact, and may occur through insinuations, explicit acts, blackmail, threats or intimidation related to the work and academic environment (e.g.: maintenance of employment, promotions, salary in-creases, change of grades, granting of scholarships, etc.). The following are some additional clarifications about the topic: Sexual Harassment • Harassment is independent of hierarchical condition/ subordination. A co-worker or any other employee may be recognized as the aggressor. • Repeated and non-reciprocal attempts to approach, which embarrass, offend or harm the individual, such as repeated invitations to lunches/dinners or datings; messages sent frequently with no response; invasive and insistent questions about personal life are also considered as harassment; • As long as the relationship between the victim and the aggressor is due to work, if the facts occur outside the Company’s premises, they are also characterized as sexual harassment; • The lack of reciprocity of the victim is essential; • Cases of non-offensive seduction, without relevance to the functions/positions held and which have not yet been repelled, also do not qualify as sexual harassment. Vitru does not tolerate the involvement of employees or partners in any of the acts mentioned above.

14 Code of Conduct Alcohol, Drugs and Weapons We believe that the use of alcohol and drugs can impair the ability of individuals to act in an effective and productive way. Therefore, we do not allow the consumption of drugs and alcohol on the Company’s premises, centers or in remote work, nor do we allow employees or partners under the influence of alcohol or any other drugs to remain in our facilities or act on behalf of the Company or our Institutions. Likewise, we do not allow the car-rying of any kind of weapon on our premises. In cases where the bearer has legal permission to do so, we do not encourage the carrying or han-dling of the weapon on our premises. Freedom of Membership We recognize the importance and respect the right of free membership, including in trade unions, professio-nal associations, political parties or any other constitu-ted entities, provided that it is exercised responsibly, ethically and respecting legal limits. In addition, we value the maintenance of honest and transparent re-lationships with all entities and associations applicable to our business. We emphasize that no employee or partner has autonomy or power to represent Vitru or our Institutions before such bodies, unless they are formally designated to do so by Management. We prohibit any kind of acts with a political bias, request for contributions, distribution of political flyers during working hours and on the institutional premises.

15 Code of Conduct Protecting our Image Vitru respects and encourages freedom of expression in its most diverse manifestations, provided that it is exercised responsibly and ethically. The success of our Company is based on our image and reputation. Therefore, we expect our employees and partners to be careful in the use of social media such as Face-book, Instagram, LinkedIn, Twitter, blogs, newspa-pers, local radio or any other communication channel. Our employees and partners are Vitru’s and our Ins-titutions’ main calling card. Certain of this aware-ness and spirit of collective responsibility, we hope that they care for our image, behaving in a manner consistent with the values defended by the Institu-tion and with this Code, especially when they are working, wearing a uniform, with vehicles or any identification associated with our brands. Only duly authorized employees have authority to issue statements on behalf of the Institution, as well as to create and share information, images, com-ments, etc. related to the company. We have our own institutional websites and social media, with official and quality content of interest to our audiences. Thus, we encourage and value em-ployees and partners who share such content res-ponsibly and constructively. Only duly authorized employees have authority to issue statements on behalf of the Institution.

16 Code of Conduct Conflicts of Interest A “conflict of interest” is estab-lished when, even if apparently, a person’s private interest has the potential to interfere with Vi-tru’s interests, thus impairing the ability of a given individual to act impartially. These situations often put loyalty to the Institution at risk, as the employee or partner may find themselves in an ethical dilemma in which they are torn between their commitment to the Company and their personal, pro-fessional, family or financial inte-rests. Although it is not possible to des-cribe all situations in which a con-flict of interest may arise, we list examples of situations that cons-titute a conflict of interest: Participating in external paid activity linked to their activity at Vitru and its subsidiaries, during working hours, which in any way may impair professional performance or represent competition with the Institution; a Trading products and services among employees in the company’s environment, when this activity harms or conflicts with their functions and other provisions of this Code; b Using confidential information to gain personal advantage or that of friends and family in securities trading or for business purposes; f Acting, in any capacity, for a competitor, customer or supplier while employed by Vitru; c In a competitive process, acting against Vitru for the purchase or sale of properties, products, services or others; d Maintaining a particular interest in a transaction, other than as an employee or partner, involving Vitru and its subsidiaries, a competitor, customer or supplier; e

17 Code of Conduct The Vitru Group relies on its em-ployees, partners, managers and directors to act in the best interes-ts of the Company, avoiding ca-ses of potential or actual conflict between their personal interests and those of the Institution. Such cases are not always obvious or trivial to resolve, however, it is everyone’s duty to conduct them in a manner that is transparent, ethical and consistent with the principles of this Code. Receiving a particular loan or guarantee as a result of their work at the Vitru Group. g Maintaining family bond or affective relationships with employees in their hierarchical structure; i Accepting personal or family benefits as a result of their position as an employee, director or officer at Vitru. Directing business to a supplier j or service provider owned, managed or employed by a relative or friend; h

18 Code of Conduct Gifts, Meals and Entertainment In the specific case of funding for travel, lodging, training, events and benefits offered by suppliers or cus-tomers that, directly or indirectly, are related to functions in the Company (e.g. product promotion events, de-bate forums, etc.), are subject to the prior approval of a Vice-President and the Compliance. As in most cases, receiving gifts and entertainment sets up a conflict of in-terest scenario. Such receipts should be politely refused and concessions should be avoided. If refusal is not possible, they should be received and immediately forwarded to the People & Culture department for drawing. The offer of gifts and/or entertainment on behalf of Vitru can only be carried out after evaluation by the Complian-ce, which will consider the Company’s interest, the compliance with this Code, as well as with any Code of Ethi-cs and Conduct of the other part. The decisions made in the perfor-mance of the functions in the Vitru Group should have the interest of the Institution as their sole objective. In this sense, it is essential that we re-main vigilant so that past, present or future personal benefits do not influence, even unconsciously, such decisions. In many cultures, gifts and invita-tions to events and entertainment are important for developing and strengthening business relationships. However, some of them may, even if apparently, improperly influence the beneficiary’s decision-making or give the impression of an attempt at un-due influence. In order not to compromise our im-partiality in the work environment, as well as not to feed third parties expectations of future retribution or favoritism, we do not accept or grant freebies, gifts, gratuities, meals or entertainment payments with a com-mercial value greater than R$100.00 (one hundred reais), coming from or directed to suppliers, partners or em-ployment candidates. Do not receive or give gifts and do not participate in events, especially in inappropriate places, that create a conflict of inte-rest or that may in the future, even if apparently, influence a decision.

19 Code of Conduct Kinship and Affective Relationships Between Employees conflicts of interest should be discussed jointly by the Investigation and Ethics Committee and submitted to the Audit Committee if they involve Management’s members. Vitru does not allow and has the duty to adopt necessary measures to not have the following in its work environment: Our team is made up of thousands of employees and we will grow even more! It is normal for kinship to exist or even for affective relationships to exist or to arise between co-workers. However, Vitru has a duty to ensure that such relationships do not harm, even if apparently, the best interest and transparency in our work environment. The existence of a family or affective bond between employees should be timely and transparently communicated to the managers and the People & Culture and Compliance department. In addition to demonstrating the good faith of those involved, communication is necessary for the context to be evaluated in the light of potential conflicts of interest and, if necessary, adjustments to be made. Vitru does not encourage a kinship or affective relationship between employees in areas that control, audit or monitor activities in other areas and employees in the departments they serve. For example, the following: People & Culture, Compliance and Internal Audit. Cases in which relationships, family or affective, constitute potential Interventions in the hiring, evaluation, promotion or dismissal process or any other type of favor involving, directly or indirectly, employees in a kinship or affective relationship; Omission of the existence of an affective bond or kinship between employees of the same hierarchical chain; Sharing confidential information with a family member or partner; Demonstrations of affection in the work environment that may cause any kind of embarrassment to others.

20 Code of Conduct Facilities and Physical Resources The facilities, equipment and physical resources in ge-neral made available by the Company are intended for carrying out our daily activities, exclusively oriented to the fulfillment of our Mission. Thus, it is the essential role of each individual to be careful with all the Insti-tution’s assets, especially those for the personal use of each employee, as well as to ensure that their use is intended solely and exclusively for their corporate pur-pose. Each individual has a duty to prevent theft, des-truction or other loss of such assets and to ensure that they are not wasted, underused or misappropriated. The main resources we should be careful with inclu-de, but are not limited to: classrooms, auditoriums, supplies, administrative materials, inventories, equip-ment, laboratories, computers and mobile phones. We do not allow our corporate offices, centers and uni-ts to be used to promote political or religious currents. We expect the same when referring to the facilities of our partner centers. All technology equipment should be used exclusively for corporate purposes or other expressly authorized uses. The use of unlicensed software is strictly prohi-bited at the institution. Intellectual Property Intellectual property consists of pa-tents, trademarks, reproduction ri-ghts, trade secrets, web domain names, industrial designs and lo-gos. We have a duty to protect Vitru Group’s intellectual property from misuse, sale, theft, improper sha-ring or use for personal gain. Unauthorized use or distribution of proprietary information violates Vi-tru’s principles of confidentiality. The protection of such information has an important role in sustaining, growing and continuously improving our Institutions and our products. The absence or failure of such pro-tection may compromise our abili-ty to act effectively and efficiently in the market. In this regard, our employees and partners are prohi-bited from copying, transmitting or disseminating studies, methodolo-gies, spreadsheets, presentations, models or any kind of confidential knowledge developed internally wi-thout prior request and approval from an incumbent Vice-President. Likewise, we expect, especially from those involved in the production of our content, full compliance with the standards and rules that govern the intellectual property of books, texts, images and other third-party copyri-ghted products.

21 Code of Conduct Dress Code All employees should pay special attention to how to dress and behave in the work environment. We recognize and support the most varied forms of expression from our employees, as we understand that dress goes far beyond comfort, being also a unique and personal way of con-veying an identity. Thus, our dress code is main-ly intended for safety issues in the work environment. The following are not allowed: Use of clothing items or accessories that express personal positions, such as football team shirts, political messages and religious images, Clothing that exposes the body in a way that causes inconvenience Use of shoes that are not attached to the heel. Spike heels over 5cm Clothes that are too long (that can drag on the floor) or too short Use of shorts for men. Therefore, the use of uniforms is essential when this obligation is established in the internal procedures inherent to the function, especially when the use is for the safety and physical integrity of the employee. When adopted, the use of a uniform is mandatory during all working hours, and the employee is responsible for its maintenance and cleaning. Personal Identification The badge is a personal identification item, its use is personal and cannot be given, even temporarily, to another employee or visitor, mainly, but not only, for entering and leaving places with controlled access. In order to access such places, vi-sitors should follow the rules set forth in the security policies and procedures.

22 Code of Conduct Safety at Work Vitru complies with all occupatio-nal safety and medicine rules, pro-viding means and conditions for a safe environment. Each employee is also responsible for complying with the safety rules for themselves and their colleagues, and the use of Personal Protective Equipment (PPE) required by the function is mandatory. When identifying a risk situation, the employee is obliged to inform the fact to the person responsible for the department and the Occupational Safety and Medicine area (SESMT). Information Security Following the same principles set forth for the protection and use of assets and physical resources, the operational and financial systems, electronic mail and other means of access to information and communi-cation are provided by Vitru with the purpose of being exclusively used for professional purposes and only by authorized persons. All of us who handle personal data of employees, customers or third parties assume a great responsibili-ty. We should process personal data to which we have access to perform our functions carefully and respon-sibly, respecting everyone’s privacy. The loss or misuse of personal data may have serious consequences for Vitru as well as for the individuals involved. Therefore, it is extremely important that everyone be com-mitted to the effective protection of such data, as well as using it only for legitimate purposes. In addition, the Institution imple-ments logical controls for the use of our environment and technological tools, the main one being the use of secure, personal and non-transfera-ble passwords. It is the sole respon-sibility of each individual to ensure the correct use of the access gran-ted to them. Do not share your pas-swords under any circumstances. Vitru reserves the right to monitor, analyze and control access to its te-chnological environment, regardless of position, if it deems appropriate, in order to verify the proper use of the tools provided by it.

Responsibilities Towards the Market and our Shareholders 4

24 Code of Conduct Relationship with Competitors and the Market Vitru ensures fair competition and does not participate in business that is harmful to the consumer, public administration or society. We do not allow the exchange of information or contact between our employees/partners and our competitors for dealing with matters that may influence the market, pricing of products and services, commercial conditions, market intelligence, geographic aspects of our opera-tions, expansion plans, among others. We do not participate or allow our employees and partners to engage, on behalf of the Company or our Institutions, in agreements comprised of market sharing, pricing, ficti-tious offers or any other that are in non-com-pliance with the laws and practices of free competition. Likewise, we do not interfere with the pricing process of our competitors, nor do we trans-mit data and information from them that are not of public knowledge. We do not tolerate actions that limit free com-petition in the locations where we operate, whether such actions are passive or active, direct or indirect. In addition to being unethi-cal, such acts are contrary to the laws of free competition and may harm the individuals in-volved and the Institution.

25 Code of Conduct Relationship with Partners, Centers and Suppliers Vitru sees in this Code an opportu-nity to reinforce with our business partners, suppliers and service pro-viders the availability of an impor-tant communication channel with our Institution, which goes beyond commercial and technical discus-sions, also contemplating ethical and socio-environmental aspects relevant to the construction of a healthy and transparent business environment. Alongside our employees, Vitru considers that owners, managers and employees of partner cen-ters, suppliers and service provi-ders play a key role in building the success story of the Company and our Institutions. Cause and conse-quence of this is the fact that we maintain a relationship based on transparency, ethical, legal, fair and good faith conduct. Our inte-ractions should be based on truth, partnership and cooperation, fo-cused on the search for solutions and continuous improvement of our materials, services, sustaina-ble business environment and the fulfillment of Vitru’s Mission. Vitru values that the development and selection of partners, suppliers and service providers occur impar-tially, taking into account objec-tive, technical, professional and ethical criteria and compliance with legal, labor and environmental re-quirements. Although we do not interfere with aspects that go beyond those pro-vided for in the contracts that gui-de the commercial relationships between our Institutions and our partners, suppliers and service pro-viders, Vitru expects and considers as essential the adoption of mini-mally similar conduct, in line with the provisions of this Code, notwi-thstanding compliance with all legal requirements relating to health and safety, labor and the environment.

26 Code of Conduct Privileged and Confidential Information Disclosure of Information We prohibit the disclosure of Vi-tru’s confidential information, es-pecially those with the potential to influence the quotation of securi-ties associated with the Company. Non-public information should be considered privileged and should never, under any circumstances, be used for personal, family mem-ber, friends or anyone else’s gain. The use of privileged information for one’s own benefit or that of so-meone close, directly or indirectly, as well as advising other people to obtain gains is strictly prohibited, and it is a crime depending on the situation. Vitru ensures the appropriate pro-cessing of information classified as confidential and expects similar behavior from each individual that makes part of the Institution. Only use confidential or privileged in-formation to fulfill your professio-nal responsibilities in accordance with Company guidelines. Vitru is responsible for effectively communicating with its stakehol-ders, so that they receive relevant, complete and accurate information on, especially, financial, operational, environmental and legal aspects of the Company. We maintain appropriate accoun-ting and internal control systems, in order to ensure the accuracy and completeness of the Institution’s fi-nancial position and income state-ments. Our accounting documents and records, created by us or under our responsibility, are prepared in accordance with applicable accoun-ting principles and legal provisions and presented to the market and regulatory bodies in a complete, ac-curate, understandable and timely manner. Such statements are pe-riodically submitted to independent auditors and the competent regula-tory bodies within the established time limits. We monitor the effectiveness of in-ternal controls over our activities, and we have an independent inter-nal audit, thus being in line with the best corporate governance practices and applicable legal requirements.

Responsibilities Towards Society 5

28 Code of Conduct Labor Practices We are committed to providing a pleasant and res-pectful environment to work, free from any form of discrimination, with fair treatment of all employees. We always make our decisions based on Vitru’s Mis-sion and Values, thus providing the continuous deve-lopment of our employees and, at the same time, bui-lding a success story. We also offer a safe and healthy work environment that is free of exposure to risks and contributes to the full development of our em-ployees’ activities. We are fully aware of our obliga-tion, both legal and moral, to comply with labor laws in any situation. Therefore, we do not accept illegal labor practices, forced or slave labor or practices that benefit from child labor at Vitru or our partners. Compliance With Laws, Rules And Regulations We are committed to conducting business with hones-ty, integrity, transparency and in full compliance with applicable laws, rules and regulations. Such posture and attitude is expected from each of the employees, managers, directors and business partners, and they should not be involved, under any circumstances, in the practice, guidance and/or consent of non-confor-ming, illegal or unethical acts. Bribery and Anti-Corruption Fighting corruption is one of the biggest challenges in our country and Vitru is truly committed to this mo-vement. We condemn and do not tolerate any form of bribery or corruption, large or small, public or private, as an active or passive party. We also do not allow third parties to perform any acts of this nature on behalf of or benefiting Vitru or our Institutions.

29 Code of Conduct Relationship with the Public Administration We do not encourage or allow, under any circumstances, the obtaining of any kind of undue advantage with the public administration and its representatives. “Public Administration” means the entire governmental structure and organization, that is, the Federal, state and municipal governments, bodies, companies and public officials. In turn, public official, in the national or foreign environment, means any public servant, leader of a political party, person in a diplomatic position, in an international organization or employee of a company controlled by a public entity. Even if no advantage is materialized for you, third parties or the Institution, the attempt to obtain it constitutes an act of corruption. In this sense, act of corruption means any promise, offer or delivery, directly or indirectly, of money or other benefits (gifts, trips, meals, scholarships, discounts, payment authorizations, favors and hospitality) with the aim of influencing, obtaining or rewarding any illegal advantage. All directors, employees, partners and/or third parties acting on behalf of Vitru are responsible for ensuring that their actions are in line with the laws, this Code and other internal policies that govern the subject. Money Laundering And Terrorism Financing As part of our commitment to maintaining a trans-parent and fair business environment, Vitru does not engage in money laundering or terrorist financing practices. Money laundering is the practice of disguising the ow-nership or source of funds obtained illegally through a series of transactions to “clean up” these funds in such a way that they appear to have come from legal activi-ties. Terrorist financing, in turn, is characterized by fi-nancial support, by any means, to terrorism or to those who encourage, plan or commit acts of terrorism. We adopt internal measures and policies in order to mitigate the possibilities of Vitru’s operations, facili-ties, products and services being used for such purpo-ses. Any suspicious activity should be reported to the Compliance or Internal Audit area.

30 Code of Conduct Donations and Sponsorships Donations are contributions made voluntarily, without the expectation of any return or consideration. Any divergent interpretation on the sub-ject may have tax and administrative consequences for Vitru. Sponsorship, in turn, is characterized by the contribution associated with a consideration for the Company and, generally, is of an advertising nature for promotion of the brand, initiati-ves, materials or courses) or of a so-cial nature (fostering research, edu-cation, culture, sports or programs social. Donations and sponsorships are im-portant for fulfilling our social com-mitment and pursuing our corporate interests. Before being carried out, they should be carefully examined, in order to determine if they promote the Institution’s legitimate purposes and if they strengthen our brand and social commitments, despite the full compliance with the legal require-ments. Donations or sponsorships involving public administration bodies and of-ficials should be submitted to the approval of the Board of Directors. Relationship with the Community Vitru aims to improve the lives of our students, their families, the community that surrounds us and be recognized for this. We are com-mitted to the country’s sustainable development and continually seek practical ways to contribute to im-proving the living conditions of the people around us. The Institution encourages each indi-vidual, including our students, to re-main vigilant about the subject, in or-der to identify situations in which Vitru and our Institutions can contribute to the social development of the commu-nities where we operate, thus contri-buting to the fulfillment of our Mission. Relationship with the Environment We are committed to the sustainable development of our ac-tivities, respecting and protecting the environment, health and safety of those involved and those around us. We stri-ve to comply with environmental laws by providing a safe, healthy and environmentally friendly work environment. We continuously make efforts to improve measures aimed at minimizing the impact of our activities on the environment, such as energy consumption, inputs and waste disposal.

Applying the Code 6

32 Code of Conduct Ethics Channel Situations that may involve a violation of ethi-cs, laws, rules, regulations or this Code are not always obvious and may require the exercise of judgment and decisions that sometimes are not trivial. For this reason, whenever you identify or suspect any misconduct involving Vitru, its con-trolled Institutions or our partners, it is your duty to report such concern on the Ethics Channel: https://sistema.canalethos.com.br/vitru/home As we have a commitment to ethics and integrity in our DNA, this Channel is available to the inter-nal or external audience, and its main operating pillars are the confidentiality of reported infor-mation and its reporters, the receipt of reports by an independent company, the investigation performed by the independent Internal Audit and our commitment to non-retaliation against those who file reports in good faith. More than encouraging, Vitru reinforces that it is the duty of every individual truly committed to the Institution to report any practices that may represent potential violations of this Code or that are in non-compliance with applicable laws and internal policies. We condemn the use of the Channel to file repor-ts that do not address genuine concerns, in bad faith, with false and/or malicious statements. Ethics Channel

33 Code of Conduct Investigation of Reports and Application of Administrative and Disciplinary Measures Vitru undertakes to investigate all reports received through the Ethics Channel or other means, with in-dependence, caution and responsibility, in a fair and impartial manner, and to adopt appropriate administra-tive, disciplinary and/or legal measures whenever ne-cessary. The Internal Audit is responsible for investigating any de-viations in conduct and non-compliance with this Code, other internal regulations or laws. The findings of the in-vestigations are presented to the Institution’s Investiga-tion and Ethics Committee, consisting of the CO-CEOS, Vice-Presidents of People & Culture, Legal, Compliance and Internal Audit. The committee shall decide on the administrative and disciplinary measures applicable to each case, which may include the termination of the em-ployment contract (including with cause) in the case of employees, and termination of the partnership, supply or service contract, in the case of third parties. The Investigation and Ethics Committee has primary authority and responsibility for the application of this Code, subject to the supervision of the Audit Committee, a body to which it periodically presents the main reports, the adopted measures and the action plans. Additionally, the Audit Committee is responsible for supervising any reports involving members of the Board, Management and the Investigation and Ethics Committee. No Retaliation Vitru strongly condemns any and all forms of retaliation against people who have filed reports in good faith and in a responsible way, even if they prove to be unfounded during the investigation. If you are a victim, witness or become aware of acts of retaliation, whether express or veiled, do not hesitate to contact our Ethics Channel.

Exemptions and Reviews 7

35 Code of Conduct Any exemption (including implied) from the provisions of this Code for directors or executive officers shall be appro-ved by the Board of Directors and disclosed to shareholders in the company’s annual report on Form 20-F, filed with the U.S. Securities and Exchange Commission. Any exemptions from this Code for other employees or partners shall only be granted upon approval by Vitru’s Investigation and Ethi-cs Committee. The Board of Directors shall review this Code from time to time and make any necessary changes, which shall also be disclosed on Form 20-F. Final Provisions Vitru believes that all our em-ployees, officers, directors and bu-siness partners are aware of their individual duty to comply with the provisions of this Code. The docu-ment shall strictly apply equally to all persons it covers, and violations shall be appropriately addressed. Violations subject to laws, regula-tions and/or legal procedures shall be promptly reported to the appro-priate government authorities, whenever necessary. As mentioned throughout this docu-ment, cases of potential violations of ethics, laws, rules, regulations or this Code are not always ob-vious and may require the exercise of judgment or difficult decisions. We emphasize that it is the duty of every employee, officer, partner or director committed to Vitru to re-port immediately any suspected violations to the Ethics Channel or, if they prefer, directly to the Inter-nal Audit. Communication free from worries, without fear of reprisal or retaliation, is vital to achieving the purpose of this Code. The Board of Directors shall provi-de the necessary resources to allow the Investigation and Ethics Com-mittee to establish the procedures reasonably necessary for creating and maintaining a culture of trans-parency and integrity in business, encouraging compliance with this Code. Finally, nothing in this Code is in-tended to prohibit or inhibit any employee, officer, partner or direc-tor from disclosing, reporting viola-tions or cooperating with agencies, governmental entities or self-regu-latory organizations, and may do so, even without notifying Vitru, if it deems appropriate..